CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
I-Trax, Inc.

We hereby consent to incorporation of our report dated March 10, 2007, included in this Form 10-K, into the Company’s Registration Statements on Form S-3 (No. 333-110891 and 333-114604) and Form S-8 (No. 333-125685).

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 16, 2007